Exhibit 99.1

Sunrun Provides Update on First Quarter 2020
First Quarter Performance of 97.4 Megawatts Deployed, $366 Million in Total Cash Balance
Accelerating Transition to a Digital Sales and Streamlined Operating Model to Provide Essential Service, Reducing Soft Costs
Project Finance Runway Extended, At Materially Identical Terms

SAN FRANCISCO, April 6, 2020 -- Sunrun (Nasdaq: RUN), the nation’s leading provider of residential solar, storage and energy services, today announced select, preliminary and unaudited financial and operational performance metrics for the first quarter of 2020.
Preliminary Unaudited First Quarter Performance
In the first quarter of 2020, Megawatts Deployed was 97.4. The company ended the quarter with $366 million in total cash, an increase of $3 million from the fourth quarter, including $286 million in unrestricted cash, an increase of $17 million from the fourth quarter.
Accelerating Transition to a Digital Sales and Streamlined Operating Model to Provide Essential Service, Reducing Soft Costs
Recent events have helped us accelerate many operational initiatives to deliver best-in-class customer value and to lower soft costs. Sunrun has made the process of installing solar nearly contact-free. We have invested in technology to streamline our installation processes, including online permitting and interconnection in many locations, as well as employing extensive use of drone technology to complete rooftop surveys. We also believe this situation will accelerate adoption of automated, instantaneous permitting by local jurisdictions. These efforts combined with the essential nature of reliable, clean energy and storage mean that Sunrun continues to install solar systems in most markets while protecting our employees and customers. We will continue to monitor the fluid situation and follow official regulations. In our direct business, despite installing less than expected due to the COVID-19 impact we did complete more installations in the second half of March than we did in the first half, both in total and also adjusted for the number of business days.
Within one week of shelter in place orders, we enabled our entire salesforce to complete sales consultations in a virtual setting. Early results of this transition have been encouraging and customers are engaging. Despite the fact that we have paused sourcing leads through certain channels, we have seen more leads through our digital channels at similar or more attractive customer acquisition costs. This transition towards a digital model will position the company well to realize sustaining reductions in customer acquisition costs.
Early indications are that even if the country enters a protracted economic downturn with poor consumer confidence, people still want solar, and may want it even more, since it allows them to save money and receive more reliable power without constraining their debt capacity. With our solar-as-a-service model, customers can adopt solar with zero upfront cost and realize immediate savings. As more people are working from home and quarantining with their families, they will be using and relying on more daytime energy than they did previously. In California, households are using as much as 20% more electricity in their homes than normal. Home solar and batteries can offer more certainty during uncertain times, greater financial value, and more protection for families when they need it most. This is particularly critical in markets like California which will soon enter another wildfire season with rolling blackouts as part of the utilities’ wildfire prevention efforts. This year, many fire preparedness and preventative actions may not be completed, as prescribed burns have been halted. We have also launched new marketing messaging and a new product that is targeted to the current environment. It includes access to rooftop solar, both with and without battery storage, for zero-money down and one dollar monthly payments for the first six months.
Balance Sheet and Capital Position
Sunrun has a long, and improving, project finance runway that affords us the ability to be selective in capital market activities. For instance, in the last week, the company upsized an existing tax equity commitment on economic terms materially identical to the existing facility. As of today, considering only closed tax equity and debt capital commitments, the company’s pre-arranged financings provide capital to fund approximately 216 MW of leased projects at above 90% of contracted Project Value.
The Company has run multiple scenarios to test our resiliency to periods where portions of our workforce may be restricted from activities involving close contact with other people. A significant portion of Sunrun’s business model is directly variable with deployments currently sold and built by our channel partners. In the remainder of our business, we have already taken actions to significantly lower our expenses, primarily from various labor-related cost actions that reduce these quarterly costs by $30 million compared to Q1 levels. We believe these cost actions strike an appropriate balance that considers the welfare of our employees, protecting the business against possible downside scenarios, and preserving our ability to grow quickly as the situation stabilizes.
Following these expense reductions, the Company estimates that in a reasonable downside scenario where volumes decline by approximately 50% compared to the prior year for two quarters, consumption of cash would be limited to $30 million per quarter or less, without any capital market activities.
Because of the uncertainty related to the impact of COVID-19 on our business, the company is withdrawing guidance previously issued on February 27, 2020.
The information provided for the quarter ended March 31, 2020 are preliminary and unaudited and represent the most current information available to Sunrun management. Actual results may differ due to the completion of Sunrun’s financial closing procedures and other developments that may arise between the date of this press release and the time that financial results for the quarter ended March 31, 2020 are released.
About Sunrun
Sunrun Inc. (Nasdaq:RUN) is the nation’s leading home solar, battery storage, and energy services company. Founded in 2007, Sunrun pioneered home solar service plans to make local clean energy more accessible to everyone for little to no upfront cost. Sunrun’s innovative home

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battery solution, Brightbox, brings families affordable, resilient, and reliable energy. The company can also manage and share stored solar energy from the batteries to provide benefits to households, utilities, and the electric grid while reducing our reliance on polluting energy sources. For more information, please visit www.sunrun.com.
Forward Looking Statements
This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, including statements regarding our market leadership, competitive advantages, business plan, investments, market adoption rates, our future financial and operating performance, the impact of the COVID-19 on the Company and its business and operations, transitioning to a digital sales model, reductions to our workforce and labor-related costs, our operational and financial results such as Megawatts Deployed, investment tax credit safe harbor strategy, gross orders, demand, customer acquisition costs and the assumptions related to the calculation of the foregoing metrics, as well as our expectations regarding our growth, financing activities, and financing capacity. The risks and uncertainties that could cause our results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to: the availability of additional financing on acceptable terms; changes in the retail prices of traditional utility generated electricity; the impact of COVID-19 on the Company and its business and operations; worldwide economic conditions, including slow or negative growth rates in global and domestic economies and weakened consumer confidence and spending; changes in policies and regulations including net metering and interconnection limits or caps; the availability of rebates, tax credits and other incentives; the availability of solar panels and other raw materials; our limited operating history, particularly as a new public company; our ability to attract and retain our relationships with third parties, including our solar partners; our ability to meet the covenants in our investment funds and debt facilities; our continued ability to manage costs associated with solar service offerings, our business plan and our ability to effectively manage our growth and labor constraints, and such other risks identified in the reports that we file with the U.S. Securities and Exchange Commission, or SEC, from time to time. All forward-looking statements in this press release are based on information available to us as of the date hereof, and we assume no obligation to update these forward-looking statements.

Definitions
Customers refers to all parties (i) who have executed Customer Agreements or cash sales agreements with us and (ii) for whom we have internal confirmation that the applicable solar energy system has reached notice to proceed or “NTP”, net of cancellations. Customer Agreements refers to, collectively, solar power purchase agreements and solar leases.
NTP or Notice to Proceed refers to our internal confirmation that a solar energy system has met our installation requirements for size, equipment and design.
Megawatts Deployed represents the aggregate megawatt production capacity of our solar energy systems, whether sold directly to customers or subject to executed Customer Agreements (i) for which we have confirmation that the systems are installed on the roof, subject to final inspection, (ii) in the case of certain system installations by our partners, for which we have accrued at least 80% of the expected project cost, or (iii) for multi-family and any

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other systems that have reached NTP, measured on the percentage of the project that has been completed based on expected project cost.
Creation Cost includes (i) certain installation and general and administrative costs after subtracting the gross margin on solar energy systems and product sales divided by watts deployed during the measurement period and (ii) certain sales and marketing expenses under new Customer Agreements, net of cancellations during the period divided by the related watts deployed.
Project Value represents the value of upfront and future payments by customers, the benefits received from utility and state incentives, as well as the present value of net proceeds derived through investment funds. Specifically, Project Value is calculated as the sum of the following items (all measured on a per-watt basis with respect to megawatts deployed under Customer Agreements during the period): (i) estimated Gross Earning Assets, (ii) utility or upfront state incentives, (iii) upfront payments from customers for deposits and partial or full prepayments of amounts otherwise due under Customer Agreements and which are not already included in Gross Earning Assets and (iv) finance proceeds from tax equity investors, excluding cash true-up payments or the value of asset contributions in lieu of cash true-up payments made to investors. Project Value includes contracted SRECs for all periods after July 1, 2015.
NPV per watt equals the difference between Project Value and estimated Creation Cost on a per watt basis.
Gross Earning Assets represent the remaining net cash flows (discounted at 6%) we expect to receive during the initial term of our Customer Agreements (typically 20 or 25 years) for systems that have been deployed as of the measurement date, plus a discounted estimate of the value of the Customer Agreement renewal term or solar energy system purchase at the end of the initial term. Gross Earning Assets deducts estimated cash distributions to investors in consolidated joint ventures and estimated operating, maintenance and administrative expenses for systems deployed as of the measurement date. In calculating Gross Earning Assets, we deduct estimated cash distributions to our project equity financing providers. In calculating Gross Earning Assets, we do not deduct customer payments we are obligated to pass through to investors in pass-through financing obligations as these amounts are reflected on our balance sheet as long-term and short-term pass-through financing obligations, similar to the way that debt obligations are presented. In determining our finance strategy, we use pass-through financing obligations and long-term debt in an equivalent fashion as the schedule of payments of distributions to pass-through financing investors is more similar to the payment of interest to lenders than the internal rates of return (IRRs) paid to investors in other tax equity structures. We calculate the Gross Earning Assets value of the purchase or renewal amount at the expiration of the initial contract term assuming either a system purchase or a five year renewal (for our 25-year Customer Agreements) or a 10-year renewal (for our 20-year Customer Agreements), in each case forecasting only a 30-year customer relationship (although the customer may renew for additional years, or purchase the system), at a contract rate equal to 90% of the customer’s contractual rate in effect at the end of the initial contract term. After the initial contract term, our Customer Agreements typically automatically renew on an annual basis and the rate is initially set at up to a 10% discount to then-prevailing power prices. Gross Earning Assets Under Energy Contract represents the remaining net cash flows during the initial term of our Customer Agreements (less substantially all value from SRECs prior to July 1, 2015), for systems deployed as of the measurement date.

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Gross Earning Assets Under Energy Contract represents the remaining net cash flows during the initial term of our Customer Agreements (less substantially all value from SRECs prior to July 1, 2015), for systems deployed as of the measurement date.
Gross Earning Assets Value of Purchase or Renewal is the forecasted net present value we would receive upon or following the expiration of the initial Customer Agreement term (either in the form of cash payments during any applicable renewal period or a system purchase at the end of the initial term), for systems deployed as of the measurement date

Investor & Analyst Contact:
Patrick Jobin
Vice President, Finance & Investor Relations
investors@sunrun.com
(415) 373-5206
Media Contact:
Shane Levy
Media Manager
press@sunrun.com
(201) 679-9507

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